CLEAN POWER TECHNOLOGIES INC.

436-35th Avenue NW

Calgary, Ablerta

T2K 0C1

July 28th 2008

Mr George McLaine

10723 Maplebend Dr SE
Calgary, AB T2J 1X3

Dear George:

Re: Consultancy Agreement

Further to our discussion we wish to confirm that we have appointed you as Consultant to Clean Power technologies Inc (CPTI).

In this role as a consultant, you have agreed to introduce CPTI. to transportation companies in Alberta and elsewhere which are receptive and willing to becoming our collaborative partners by providing test trucks and trailers for the purposes of data gathering and eventually to sell our heat recovery systems to these companies.

Our Consultancy Agreement provides as follows:

1.

You will receive 32,000 CPTI share for each introduction that will result in a collaboration agreement. We want a maximum of three.

2.

 You will act as a consultant to CPTI in these and other matters you are called upon to advice and to suggest promotion of our technologies to other end users and your annual compensation will be 25,000 shares per annum. It is agreed and understood that there will be no cash reimbursement to you.

This consultancy is valid for a period of 2 years and may be renewed by mutual consent for a further period of 2 years on same terms and conditions.

3.

 If the parties you have introduced us to have agreed to place an advance purchase order for our Systems with 1% refundable good faith deposit (tentative purchase price is $30,000)  you will receive 30% cash commission of this deposit amount or $100.00 per unit upon receipt of the purchase order.

I trust you will find the above in accordance with our discussion.

Warm regards

s/s “Abdul Mitha”

ABDUL A. MITHA
President/CEO

CONFIRMATION

I, the undersigned, hereby confirm that the terms of the aforesaid Consultancy Agreement are consistent with my discussion with Clean Power Technologies Inc. and I hereby accept them as full and complete terms of the engagement.

Signed:

s/s “George McLaine”

George McLaine